SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        March 2, 1999
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                        CSL LIGHTING MANUFACTURING, INC.
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             (Exact name of registrant as specified in its charter)

           Delaware                    1-12840             95-4463033
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       (State or other               (Commission        (I.R.S. Employer
         jurisdiction                File Number)      Identification No.)
          of incorporation)

       27615 Avenue Hopkins
       Valencia, California                                   91355-3493
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(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:  (805) 257-4155
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          (Former Name or Former Address, if Changed Since Last Report)
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                           CURRENT REPORT ON FORM 8-K

                        CSL LIGHTING MANUFACTURING, INC.

                                  March 2, 1999

Item 5. Other Events.

            On March 2, 1999, CSL Lighting Manufacturing, Inc., a Delaware corporation (the "Company"), consummated the sale of 1,191,752 newly-issued shares (the "Shares") of its common stock, par value $0.01 per share (the "Common Stock"), to Interiors, Inc., a Delaware corporation ("Interiors"), representing approximately 51.0% of the outstanding shares of the Company's Common Stock as of such date (giving effect to such issuance), pursuant to the terms of a Stock Purchase Agreement, dated as of March 1, 1999 (the "Purchase Agreement"), by and between the Company and Interiors. Pursuant to the terms of the Purchase Agreement, Interiors acquired the Shares from the Company in exchange for (i) the cancellation of approximately $1.4 million of outstanding Company convertible debt and related obligations and (ii) $600,000 in cash.

            As contemplated by the Purchase Agreement, the Company and Interiors entered into a Standstill Agreement, dated as of March 1, 1999 (the "Standstill Agreement"), at the time of the purchase of the Shares. Pursuant to the Standstill Agreement, during a standstill period ending July 28, 1999 (which period is subject to early termination in certain circumstances set forth in the Standstill Agreement), Interiors and its "affiliates" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), executive officers and directors (collectively, its "Affiliates") are prohibited from acquiring additional shares of the Company's Common Stock (except by way of stock dividends or other distributions or offerings made available to holders of the Company's Common Stock generally) if the effect of such acquisition would be to increase the number of shares of the Company's Common Stock then owned by Interiors and its Affiliates to greater than 51.0% of the shares of the Company's Common Stock then outstanding. Notwithstanding the foregoing, in the event Interiors shall own less than 51.0% of the outstanding shares of the Company's Common Stock during the standstill period, Interiors may acquire additional shares of the Company's Common Stock during the standstill period, provided that the effect of such acquisition would not increase the number of shares of the Company's Common Stock then owned by Interiors and its Affiliates to greater than 51.0% of the shares of the Company's Common Stock then outstanding.

            In addition, pursuant to the terms of the Purchase Agreement, the Board of Directors of the Company voted to expand the Board of Directors of the Company from four to seven members and appointed four persons to fill vacancies on the Board of Directors of the Company resulting from such expansion and the resignation of one director, three of which persons were designated by the Company and one of which was mutually designated by the Company and Interiors. The Purchase Agreement provides that for a period of not less than


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150 days after the closing date of the transaction, six of the seven members of the Board of Directors of the Company shall consist of (a) three persons designated by the pre-closing members of the Board of Directors of the Company, and (b) three persons designated by Interiors. From the date on which the Board of Directors holds its first meeting following the closing of the transactions contemplated by the Purchase Agreement to the date which is 150 days following such closing date, the seventh member of the Board of Directors shall be the person previously mutually agreed upon by the Company's designees and Interior's designees.

            The terms of the Purchase Agreement and the Standstill Agreement, and the transactions contemplated thereby, were determined as a result of arm's-length negotiations between representatives of both the Company and Interior.

            The information set forth above is qualified in its entirety by reference to the following documents, each of which are incorporated in this
Item 5 by reference: (i) the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.A; and (ii) the Standstill Agreement, a copy of which is filed herewith as Exhibit 10.B.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Not Applicable.

      (b)   Pro Forma Financial Information.

            Not Applicable.

      (c)   Exhibits.

Exhibit No.                         Description
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10.A              Stock Purchase Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.

10.B Standstill Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        CSL LIGHTING MANUFACTURING, INC.


Date: March 4, 1999                     By: /s/ Mark Allen
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                                            Mark Allen
                                            Chief Executive Officer


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                                  EXHIBIT INDEX

Exhibit No.                         Description
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10.A              Stock Purchase Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.

10.B Standstill Agreement, dated as of March 1, 1999, by and between Interiors, Inc. and CSL Lighting Manufacturing, Inc.